As filed with the Securities and Exchange Commission on August 10, 2006
     Registration No. 333-132901

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HALIFAX CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-0829246 (I.R.S. Employer Identification Number)
5250 Cherokee Avenue
Alexandria, Virginia 22312
(703) 750-2400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Charles L. McNew
President and Chief Executive Officer
Halifax Corporation
5250 Cherokee Avenue
Alexandria, Virginia 22312
(703) 658-2400 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jane K. Storero
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103-6998
(215) 569-5500
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement as the selling shareholders may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the estimates (other than of the SEC registration fee) of the expenses of Halifax Corporation (the “Company”) in connection with the issuance and distribution of the shares of common stock being registered:

SEC registration fee	$162.00	(1)
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$15,000.00
Printing and engraving expenses Printing and engraving expenses	$5,000.00
Miscellaneous expenses	$838.00

Total	$36,000.00

(1) Actual; all other expenses are estimated.
     The selling shareholders will be responsible for payment of all underwriting discounts or commissions or agents’ commissions in connection with the sale of the common stock registered hereby.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Virginia Stock Corporation Act provides that the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of (i) the amount specified in the articles of incorporation or, if approved by the shareholders, in the bylaws of such corporation as a limitation on or elimination of the liability of an officer or director or (ii) the greater of (a) $100,000 or (b) the applicable officer’s or director’s cash compensation received from the corporation during the twelve (12) month period immediately preceding the act or omission for which liability was imposed. These limitations, however, do not apply if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. The Bylaws of the Company provide that in every instance permitted by the Virginia Stock Corporation Act, the liability of a director or officer of the Company to the Company or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to $100.00.
     The Bylaws also provide that the Company shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Company) because he or she is or was a director or officer of the Company or because he or she is or was serving the Company or any other legal entity in any capacity at the request of the Company while a director or officer of the Company, against all liabilities and reasonable expenses incurred in the proceeding. No indemnification shall be provided, however, with respect to such director’s or officer’s willful misconduct or knowing violation of the criminal law. Obligations that the Company may have pursuant to the Bylaws to provide indemnification to its directors and executive officers for liabilities arising under the Securities Act may not be enforceable.
     The Company has purchased a policy of directors’ and officers’ liability insurance.

II-1

ITEM 16. EXHIBITS

Exhibit
Number	Description of Document
4.1	Articles of Incorporation, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended March 31, 1995.)
4.2	By-laws, as amended. (Incorporated by reference to Exhibit 3.2 to Form 10-K for the year ended March 31, 2004.)
4.3	Articles of Amendment to Articles of Incorporation. (Incorporated by reference to Exhibit 3.3 to Form 10-K for the year ended March 31, 2000.)
4.4	Registration Rights and First Offer Agreement dated August 29, 2003 by and among the Company and the Purchasers identified therein. (Incorporated by reference to Exhibit 99.2 to Form 8-K dated August 29, 2003.)
4.5	Registration Rights Agreement dated September 30, 2004 among the Company and L. L. Whiteside, Charles A. Harper, Morris Horn and Dan Lane. (Incorporated by reference to Exhibit 10.2 to Form 10-Q for quarter ended September 30, 2004.)
5.1	Legal Opinion of Blank Rome LLP.
10.1	Master Subcontract Agreement by and between the Company and Hewlett-Packard Company.*
23.1	Consent of Blank Rome LLP (Included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP.*
23.3	Consent of Deloitte & Touche LLP.*
24.1	Power of Attorney.*

*	Previously filed.
ITEM 17. UNDERTAKINGS
     The undersigned registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia on August 9, 2006.

HALIFAX CORPORATION
By:	/s/ Charles L. McNew
Charles L. McNew
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 9, 2006 in the capacities indicated.

NAME	TITLE

/s/ Charles L. McNew Charles L. McNew	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Joseph Sciacca Joseph Sciacca	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

*	Director
John H. Grover

*	Director
Thomas L. Hewitt

*	Director
Gerald F. Ryles

*	Director
Arch C. Scurlock, Jr.

*	Director
Daniel R. Young

*	Director
John M. Toups

* By:	/s/ Joseph Sciacca

Joseph Sciacca
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1	Articles of Incorporation, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended March 31, 1995.)
4.2	By-laws, as amended. (Incorporated by reference to Exhibit 3.2 to Form 10-K for the year ended March 31, 2004.)
4.3	Articles of Amendment to Articles of Incorporation. (Incorporated by reference to Exhibit 3.3 to Form 10-K for the year ended March 31, 2000.)
4.4	Registration Rights and First Offer Agreement dated August 29, 2003 by and among the Company and the Purchasers identified therein. (Incorporated by reference to Exhibit 99.2 to Form 8-K dated August 29, 2003.)
4.5	Registration Rights Agreement dated September 30, 2004 among the Company and L. L. Whiteside, Charles A. Harper, Morris Horn and Dan Lane. (Incorporated by reference to Exhibit 10.2 to Form 10-Q for quarter ended September 30, 2004.)
5.1	Legal Opinion of Blank Rome LLP.
10.1	Master Subcontract Agreement by and between the Company and Hewlett-Packard Company.*
23.1	Consent of Blank Rome LLP (Included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP.*
23.3	Consent of Deloitte & Touche LLP.*
24.1	Power of Attorney.*

*	Previously filed.